WEINBERG & COMPANY, P.A.
CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 relating to common shares to be offered under the 2017 Equity Incentive Plan of Loop Industries Inc. of our report dated May 30, 2017, except Notes 8 and 13 which are dated as of January 12, 2018, relating to the consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows for Loop Industries Inc. for the year ended February 28, 2017, which appears in Loop Industries Inc.'s Annual Report on Form 10-K for the year ended February 28, 2019.

Weinberg & Company

Weinberg & Company, P.A.
Los Angeles, California
July 10, 2019

1925 Century Park East • Suite 1120
Los Angeles • California 90067
Telephone: 310.601.2200
Fax: 310.601.2201
www.weinbergla.com

Other Offices:
Boca Raton, Florida
Wanchai, Hong Kong P.R.C.